Exhibit 10.1

EMPLOYMENT AGREEMENT

D3 Technologies Inc., a California corporation ("Corporation"), a wholly owned subsidiary of LMI AEROSPACE, INC. (“Parent”), a Missouri corporation, and Ryan P. Bogan ("Employee") hereby agree as follows

1.           Employment.  The Corporation hereby employs Employee, and Employee accepts employment from the Corporation, upon the terms and conditions hereinafter set forth.  Any and all employment agreements heretofore entered into between the Corporation and Employee are hereby terminated and cancelled, and each of the parties hereto mutually releases and discharges the other from any and all obligations and liabilities heretofore or now existing under or by virtue of any such employment agreements, it being the intention of the parties hereto that this Agreement, effective immediately, shall supersede and be in lieu of any and all prior employment agreements between them.

2.           Term of Employment.
(A)           The initial term of Employee's employment under this Agreement shall commence on July 31, 2007 and shall terminate on December 31, 2010; provided, however, that this Agreement shall be automatically extended for additional terms of one year each unless not later than October 31 of any year beginning in 2010, either party has given written notice to the other party of its or his intention not to extend the term of this Agreement; and provided, further, that the term of employment may be terminated upon the earlier occurrence of any of the following events:

(1)           Upon the termination of the business or corporate existence of the Corporation;

(2)           At the Corporation’s option, in the event the Corporation determines that Employee is not performing the duties required of him hereunder to the satisfaction of the Corporation;

(3)           Upon the death of the Employee;

(4)           At the Corporation's option, if Employee shall suffer a permanent disability; (For the purposes of this Agreement, "permanent disability" means any physical or mental impairment that renders the Employee unable for a period of six (6) months or more to perform the essential job functions of his position, even with reasonable accommodation, as determined by a physician selected by the Corporation.  The Employee acknowledges and agrees that he shall voluntarily submit to a medical or psychological examination for the purpose of determining his continued fitness to perform the essential functions of his position whenever requested to do so by the Corporation.  If the Corporation elects to terminate the employment relationship on this basis, the Corporation shall notify the Employee or his representative in writing and the termination shall become effective on the date that such notification is given;

(5)           At the Corporation's option, upon ten (10) calendar days’ written notice to Employee, in the event of any breach or default by Employee of any of the terms of this Agreement or of any of Employee's duties or obligations hereunder.  In lieu of providing ten (10) calendar days’ advance written notice, the Corporation, at its sole option, may terminate the Employee’s services immediately and pay him an amount that is equivalent to ten (10) calendar days of his salary, less any deductions required by law;

(6)           At the Corporation’s option, without any advance notice, in the event that the Employee engages in conduct which, in the opinion of the Corporation, (1) constitutes dishonesty of any kind (including, but not limited to, any misrepresentation of facts or falsification of records) in Employee’s relations, interactions or dealings with the Corporation or its customers; (2) constitutes a felony; (3) potentially may or will expose the Corporation to public disrepute or disgrace, or potentially may or will cause harm to the customer relations, operations or business prospects of the Corporation; (4) constitutes harassment or discrimination towards any person associated with the Corporation, whether an employee, agent or customer, based upon that person’s race, color, national origin, sex, age, disability, religion, or other protected status; (5) reflects disruptive or disorderly conduct, including but not limited to, acts of violence, fighting, intimidation or threats of violence against any person associated with the Corporation, whether an employee, agent or customer, or possessing a weapon while on the Corporation’s premises or while acting on behalf of the Corporation; (6) is indicative of abusive or illegal drug use while on the Corporation’s premises or while acting on the Corporation’s behalf; or (7) constitutes a willful violation of any governmental rules or regulations; or

(7)           At the Employee’s option, after providing the Corporation with at least thirty (30) calendar days advance written notice of his intention to terminate the employment relationship.

If employment is terminated for any of the reasons set forth in subparagraphs (3) through (7) of this section 2(A), Employee shall be entitled to receive only the Base Salary (as that term is hereinafter defined) accrued but unpaid as of the date of the termination and shall be ineligible to receive any additional compensation or severance pay.  If, on the other hand, employment is terminated by the Corporation during the term of this Agreement for any reason other than those set forth in paragraphs (3) through (7) of this section 2(A), subject to the conditions set forth in paragraphs 2(C) and (D) of this Agreement, the Corporation shall provide severance pay to Employee in an amount based upon his length of service with the Corporation.  Specifically, the Corporation shall provide Employee with six (6) months of Base Salary if he has less than five (5) years of service with the Corporation as of the date of his termination and with twelve (12) months of Base Salary if he has five (5) or more years of service with the Corporation  as of the date of his termination.  Such severance pay shall be paid in equal monthly installments, unless the Corporation, within its sole discretion, elects to pay the present value of the severance pay in a lump sum within thirty (30) calendar days of the termination.

(B)           If employment is terminated in conjunction with a change in the control of the Corporation or the Parent or in conjunction with the sale of substantially all of the operating assets of the Corporation or the Parent, the Corporation will provide Employee with severance pay under the circumstances specified in subparagraphs (1) and (2) of this paragraph (B), and the conditions set forth in paragraphs 2(C) and (D) of this Agreement.  For the purposes of this Agreement, a “change in control” is defined as the sale of substantially all of the operating assets of the Corporation or the Parent or the acquisition of more than fifty percent (50%) of the stock of the Corporation or the Parent by a group of shareholders or an entity which acquires control of the Corporation or the Parent (a “Purchaser”).

(1)           If the change in control or the sale results in the involuntary termination of Employee or results in the Employee electing to terminate his employment for Good Reason (as defined in paragraph 2(E)(2)), the Corporation shall provide Employee with severance pay in an amount that is equal to two times his annual Base Salary and shall pay Employee any reasonably anticipated Performance Bonus for the fiscal year in which he was terminated on a prorated basis.

(2)           If Employee voluntarily terminates his employment without Good Reason (as defined in paragraph 2(E)) within ninety (90) days after the change in control or the sale, the Corporation shall provide Employee with six (6) months of Base Salary if he has less than five (5) years of service with the Corporation as of the date of his termination and with twelve (12) months of Base Salary if he has five (5) or more years of service with the Corporation as of the date of his termination.

(3)           For purposes of this paragraph 2(B), in the event a change of control occurs after April 1, 2010, Employee may take up to nine (9) months from the date of change of control to claim severance pay, as provided in paragraph 2(B)(1) and (2).

(C)           The severance pay provided for in section 2(A) of this Agreement shall be paid in equal monthly installments, unless the Corporation, within its sole discretion, elects to pay the present value of the severance pay in a lump sum within thirty (30) calendar days of the termination.  For purposes of calculating the present value of the severance pay, the discount rate shall be the prime rate quoted in the Wall Street Journal on the day the Corporation elects to pay the present value of the severance pay in a lump sum.

(D)           Notwithstanding anything to the contrary, (i) the amount of severance pay provided under this Agreement shall not under any circumstances exceed the limitations set forth in § 280G of the Code, and (ii) the Corporation’s obligation to pay the severance pay provided for in this section 2 shall be conditioned on Employee’s execution of a written release satisfactory to the Corporation.

(E)           For the purposes of paragraph 2(B), “Good Reason” shall mean the occurrence of any of the following events:  (1) a significant reduction of Employee’s duties, authority or responsibilities relative to Employee’s duties, authority or responsibilities as in effect immediately prior to such reduction; (2) the Purchaser requiring Employee to relocate his primary work office to a facility or location more than fifty (50) miles from Employee’s then-present location; or (3) the Purchaser refusing to offer full time employment to Employee on terms comparable to those provided by the Corporation prior to the acquisition.

3.           Compensation.

(A)           During the period from July 31, 2007 to December 31, 2007, the Corporation shall compensate Employee for Employee's services rendered hereunder by paying to Employee a monthly salary (the "Monthly Base Salary") of Fourteen Thousand, Five Hundred Eighty-Three Dollars and Thirty-Three Cents ($14,583.33), less any authorized or required payroll deductions.  During the period from January 1, 2008 to December 31, 2008, the Employee’s annual salary (the “Base Salary”) shall be One Hundred Eighty-One Thousand, One Hundred and Twenty-five Dollars ($181,125.00), less any authorized or required payroll deductions.  During the period from January 1, 2009 to December 31, 2009, the Employee’s Base Salary shall be One Hundred Eighty-Seven Thousand, Four Hundred and Sixty-Four Dollars ($187,464), less any authorized or required payroll deductions.  During the period from January 1, 2010 to December 31, 2010, the Employee’s Base Salary shall be One Hundred Ninety-Four Thousand and Twenty-Six Dollars ($194,026), less any authorized or required payroll deductions.  Thereafter, as long as this Agreement remains in effect, the annual Base Salary that the Corporation shall pay to the Employee for his services rendered hereunder will be One Hundred Ninety-Four Thousand and Twenty-Six Dollars ($194,026) less any authorized or required payroll deductions.  Payment of this salary will be made in accordance with the payroll policies of the Corporation in effect from time to time.

(B)           With respect to each complete fiscal year of the Corporation during which (i) the Employee is employed under the terms of this Agreement as of the last day of such fiscal year, and (ii) the Corporation's "Annual Income from Operations" (as that term is hereinafter defined) is more than Three Million Dollars ($3,000,000.00), the Corporation shall pay to Employee, in addition to the Base Salary, an annual "Performance Bonus".

(1)  The amount of the 2007 Performance Bonus (if any) shall be calculated in a manner consistent with the past practice of the Corporation, but awarded in the sole discretion of the Chief Executive Officer of the Parent, with the consent of the Compensation Committee and the Board of Directors of the Parent.

(2)  The amount of the 2008 Performance Bonus (if any) and for each year thereafter shall be equal to Seven Tenths of One Percent (0.7%) of the Corporation's Annual Income from Operations.

For purposes of the calculation of the Performance Bonus, the Corporation's "Annual Income from Operations" means the consolidated Income from Operations of the Corporation and its subsidiaries, for a given fiscal year, as determined by the firm of independent certified public accountants providing auditing services to the Corporation, using generally accepted accounting principles consistently applied, and calculated without regard to (a) federal and state income tax, (b) any interest expense or other income and expense as they appear on the Corporation’s annual audited financial statements, (c) any amortization of intangibles associated with the 2007 purchase of the Corporation by the Parent, (d) any intercompany corporate charges other than those specifically on behalf of the Corporation which arise after the purchase by the Parent, and (e) any income or loss attributable to any other corporation or entity (including the assets of a corporation or entity that constitute an operating business) acquired by or merged into the Corporation subsequent to the effective date of this Agreement.  The Corporation shall pay to Employee any Performance Bonus due the Employee hereunder not later than fifteen (15) days after the receipt by the Corporation of its annual audited financial statements, which the Corporation expects to receive within ninety (90) days after the end of each fiscal year of the Corporation.

(C)           In addition to the Base salary and Performance Bonus (if any), Employee shall be entitled to receive such bonus compensation as the Board of Directors of the Parent may authorize from time to time.

(D)           The Parent retains the right to modify or adjust the manner in which the Performance Bonus is calculated in the event that the Corporation or Parent either acquires the assets of another entity, or any portion thereof, or sells its assets, or any portion thereof, to another entity.

4.           Duties of Employee

(A)           Employee shall serve as President and Chief Executive Officer for the Corporation or in such other positions as may be determined by the Board of Directors of the Parent, and Employee shall perform such duties on behalf of the Corporation and its subsidiaries by such means, at such locations (subject to paragraph 2(E)(2)), and in such manner as may be specified from time to time by the officers or Board of Directors of the Parent.

(B)           Employee agrees to abide by and conform to all rules established by the Corporation applicable to its employees.

(C)           Employee acknowledges that he is being employed as a full-time employee, and Employee agrees to devote so much of Employee's entire time, attention and energies to the business of the Corporation as is necessary for the successful operation of the Corporation and shall endeavor at all times to improve the business of the Corporation.  Employee shall not accept any business commitments other than with the Corporation without the advance written consent of the Corporation’s President.

5.           Expenses.  During the period of Employee's employment, except as otherwise specifically provided in this Agreement, the Corporation will pay directly, or reimburse Employee for, all items of reasonable and necessary business expenses approved in advance by the Corporation if such expenses are incurred by Employee in the interest of the business of the Corporation.  The Corporation shall also reimburse Employee for automobile expenses incurred by Employee in the performance of Employee's duties hereunder.  The amount of such reimbursement shall be in accordance with the automobile expense reimbursement policy adopted (and as it may be modified  from time  to time)  by the Parent’s Board of Directors.  All such expenses paid by Employee will be reimbursed by the Corporation upon presentation by Employee, from time to time (but not less than quarterly), of an itemized account of such expenditures in accordance with the Corporation's policy for verifying such expenditures.

6.           Fringe Benefits

(A)           Employee shall be entitled to participate in any health, accident and life insurance program and other benefits which have been or may be established by the Corporation on the same basis as other salaried employees of the Corporation.

(B)           Employee shall be entitled to an annual vacation without loss of compensation for such period as may be determined by the Board of Directors of the Parent.

(C)           The Corporation shall furnish to the Employee during the term of his employment an automobile selected by the Corporation to aid the Employee in the performance of his duties.  Upon agreement of the Corporation and the Employee, the Corporation may, in lieu of the automobile, provide the Employee with a Five Thousand Dollar ($5,000.00) annual automobile allowance.

7.           Covenants of Employee.

(A)           The terms “Confidential Information” and “Trade Secrets” as used in this Agreement mean any information which derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  Confidential Information and Trade Secrets include, but are not limited to:

(i)	computer programs, software and firmware, system documentation, and data processing;
(ii)	marketing, sales, pricing, cost, and budgeting data;
(iii)	marketing, sales, and service proposals;
(iv)	business plans and projections;
(v)	management and recruiting practices;
(vi)	information regarding the development and performance of processes;
(vii)	financial and business data relating to the Corporation or the Parent, including, but not limited to, employee lists, salaries and benefits, personnel skills, training and abilities, and management;
(viii)	customer contacts, proposals or agreements;
(ix)	customer cost and pricing information;
(x)	financial information; and
(xi)	customer lists and customer and prospective customer information.

(B)           During the term of Employee’s employment with the Corporation and for all time thereafter, Employee covenants and agrees that Employee will not in any manner directly or indirectly, except as required in Employee’s duties to the Corporation, disclose or divulge to any person, entity, firm or company whatsoever, or use for Employee’s own benefit or the benefit of any other person, entity, firm or company, directly or indirectly, any Confidential Information or Trade Secrets, knowledge, documents, data, or other information, in whatever form maintained, obtained by, or known to Employee as result of the employment relationship with Corporation and Parent, the parties hereto stipulating, as between them that disclosure of the same to or use of the same by third parties would greatly affect the effective and successful conduct of the business of the Corporation and the goodwill of the Corporation, and that any breach of the terms of this subparagraph (B) shall be a material breach of this Agreement.

(C)           During the term of Employee’s employment with the Corporation and for a period of one (1) year (the “Covenant Term”) after cessation for whatever reason of such employment (except as hereinafter provided in subparagraph D of this paragraph 7), Employee covenants and agrees that Employee will not in any manner directly or indirectly, either as an employee, employer, lender, owner, technical assistant, partner, member, agent, principal, broker, advisor, consultant, manager, shareholder, director, or officer, or in any other capacity, on Employee’s behalf or on behalf of any person, firm, partnership, entity or corporation, or by any agent or employee:

(i)            call upon, solicit, contact, divert, take away, do business with or attempt to call upon, solicit, contact, divert, take away or do business with any customer of the Corporation or any potential customer of the Corporation who Employee had contacted, solicited or serviced while at Corporation and about whom Employee has Corporation Trade Secrets or Confidential Information; or

(ii)           solicit the services of, interfere with the employment or business relationship of, or endeavor to employ any employee or independent contractor of the Corporation who worked as an Executive and/or Engineer at the Corporation within a period of one (1) year prior to the date of termination of Employee’s employment with Corporation.

(D)           The parties agree that the Covenant Term provided for in the preceding subparagraph (C) shall be:

(i)           reduced to six (6) months in the event all of the operating assets or all of the common stock of the Corporation or the Parent is sold to any entity or individuals unaffiliated with the Corporation or the Parent, its successors or assigns; or

(ii)           eliminated if the business currently operated by the Corporation or the Parent is terminated and the assets of the Corporation or the Parent are liquidated.

(E)           All the covenants of Employee contained in this paragraph 7 shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of these covenants.

(F)           It is the intention of the parties to restrict the activities of Employee under this paragraph 7 only to the extent necessary for the protection of legitimate business interests of the Corporation and the Parent, and the parties specifically covenant and agree that should any of the provisions set forth therein, under any set of circumstances not now foreseen by the parties, be deemed too broad for such purpose, said provisions will nevertheless be valid and enforceable to the extent necessary for such protection.

8.           Documents.  Upon cessation of Employee’s employment with the Corporation, for whatever reason, all company property, including, but not limited to, all documents, records (including without limitation, customer records), books, notebooks, records, personal notes, list of customers, and all reproductions, duplicates, contracts and correspondence pertaining to the Corporation’s customers statements or correspondence, including copies thereof, relating to the business of the Corporation or the Parent then in Employee’s possession, whether prepared by Employee or others, will be delivered to and left with the Corporation, and Employee agrees not to retain copies of the foregoing documents without the written consent of the Corporation.

9.           Remedies.  In the event of the breach by Employee of any of the terms of this Agreement, notwithstanding anything to the contrary contained in this Agreement, the Corporation may terminate the employment of Employee in accordance with the provisions of paragraph 2 of this Agreement.  It is further agreed that any breach or evasion of any of the terms of this Agreement by Employee will result in immediate and irreparable injury to the Corporation and will authorize recourse to injunction and/or specific performance as well as to other legal or equitable remedies to which the Corporation may be entitled.  In addition to any other remedies that it may have in law or equity, the Corporation also may require an accounting and repayment of all profits, compensation, remuneration or other benefits realized, directly or indirectly, as a result of such breaches by the Employee or by a competitor’s business controlled, directly or indirectly, by the Employee.  No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each and every remedy given hereunder or now or hereafter existing at law or in equity by statute or otherwise.  The election of any one or more remedies by the Corporation or the Parent shall not constitute a waiver of the right to pursue other available remedies.  Employee expressly agrees to pay all reasonable costs and attorneys’ fees incurred by the Corporation or the Parent in order to enforce the Employee’s obligations under this Agreement, regardless of whether litigation is commenced or prosecuted to a judgment.

10.           Severability.  All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any court of competent jurisdiction, this Agreement, subject to subparagraph 7(F) hereof, shall continue in full force and effect and shall be interpreted as if such invalid agreements or covenants were not contained herein.

11.           Entire Agreement.  This Agreement constitutes the entire agreement between the Corporation and the Employee with respect to the subject matter hereof and supersedes all prior proposals, negotiations, representations, communications, writings, outlines and agreements between the Corporation and the Employee with respect to the subject matter hereof, whether oral or written, which shall be of no further force and effect.  No amendments to this Agreement, except as expressly provided herein to the contrary, may be made except by a writing signed by both parties.

12.           Waiver or Modification.  No waiver or modification of this Agreement or of any covenant, condition or limitation herein shall be valid unless in writing and duly executed by the party to be charged therewith, and no evidence of any waiver or modification shall be offered or received in evidence in any proceeding or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid, and the parties further agree that the provisions of this Paragraph may not be waived except as herein set forth.  Failure of a party to exercise or otherwise act with respect to any of its rights hereunder in the event of a breach of any of the terms or conditions hereof by the other party shall not be construed as a waiver of such breach nor prevent the other party from thereafter enforcing strict compliance with any and all of the terms and conditions hereof.

13.           Assignability.  This Agreement may be assigned by the Corporation to another entity which purchases substantially all of the assets of the Corporation or the Parent or acquires a majority of the stock of the Corporation or the Parent.  The services to be performed by Employee hereunder are personal in nature and, therefore, Employee shall not assign Employee’s rights or delegate Employee’s obligations under this Agreement, and any attempted or purported assignment or delegation not herein permitted shall be null and void.

14.           Successors.  Subject to the provisions of paragraph 12, this Agreement shall be binding upon and shall inure to the benefit of the Corporation and Employee and their respective heirs, executors, administrators, legal administrators, successors and assigns.

15           Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered personally or mailed by certified or registered mail, return receipt requested, if to the Corporation, to:

D3 Technologies Inc.
C/O Ronald S. Saks, President
LMI AEROSPACE, INC.
P.O. Box 900
St. Charles, MO  63302-0900

and, if to Employee, to:

Ryan P. Bogan
10630 Indigo Blossom Lane
San Diego, CA 92121

or to such other address as may be specified by either of the parties in the manner provided under this paragraph 15.

16.           Construction.  This Agreement shall be deemed for all purposes to have been made in the State of Missouri and shall be governed by and construed in accordance with the laws of the State of Missouri, notwithstanding either the place of execution hereof, nor the performance of any acts in connection herewith or hereunder in any other jurisdiction.

17.           Venue.  The parties hereto agree that any suit filed arising out of or in connection with this Agreement shall be brought only in the United States District Court for the Eastern District of Missouri, unless that court lacks jurisdiction, in which case such action shall be brought only in the Circuit Court for St. Louis County, Missouri.

18.           Disclosure of Existence of Agreement.  To preserve the respective rights under this Agreement, the parties may advise any third party of the existence of this Agreement and its terms, and each party specifically releases and agrees to indemnify and hold the other party harmless from any liability for doing so.

19.           Opportunity to Review.  The parties hereby represent and warrant that they have had an opportunity to review this Agreement and consult their respective attorneys about the Agreement, and understand the meaning and effect of each paragraph of this Agreement.

The parties have executed this Agreement as of July 31, 2007.

D3 TECHNOLOGIES INC.
(“Corporation”)

By:	/s/ Ronald S. Saks
Ronald S. Saks

/s/ Ryan P. Bogan
(“Employee”)